8002088
Tx:4000486

201700002734
FILED FOR RECORD IN
GIBSON COUNTY, INDIANA
TONYA THOMPSON, RECORDER
06/27/2017 AT 3:04 PM
30.00
PAGES: 8

Assignment of Oil and Gas Lease

KNOW ALL MEN BY THESE PRESENTS:

That Greenleaf Energy, Inc., formerly of 9 Crystal Lake Road, Ste. 250, Lake In The Hills, IL 60156, and currently located at 8 Tregonwell Ct., Algonquin, IL 60102 (Hereinafter referred to as "Assignor") in consideration of One Dollar and other good and valuable consideration, pursuant to a certain agreement, the receipt of which is hereby acknowledged, does hereby convey and assign to Ziyen, Inc., of 1613 Central Ave., Suite 201, Cheyenne, WY 82001 (hereinafter referred to as "Assignee") all the Assignor's right, title, and interest in and to the Oil and Gas Lease set forth in **Exhibit A**, which is attached hereto and made part of hereof by reference as though fully set forth, and previously recorded as Instrument Number 201200001866.

There is further assigned with said oil and gas leases, the proportionate share of any interest the Assignor may own in and to all the personal property, well equipment, pumps, tanks, rods, tubing, motors, well head connections and all other incidental rights appurtenant to or obtained on connection therewith in the production of said oil and gas wells, leases and interests.

Any and all equipment transferred pursuant to this Assignment is a transfer on an "As-Is Where Is" basis with no guarantees of production.

The Assignor does not warrant title to the above described interest being conveyed, but covenants with the Assignee that the Assignor has not conveyed, or otherwise encumbered said interest. The Assignor further covenants that the leases assigned are not subject lien, claim or security interest or other encumbrance granted by or suffered against the interest of the Assignor herein as to the interest being conveyed.

This Assignment is subject to any and all royalty or overriding royalty interests of record.

By the signature of the Assignee herein, the Assignee hereby assumes any and all responsibilities of operations of said wells located on the said leaseholds and hereby agrees to comply with the applicable laws, rules and regulations for the operations or maintenance of said wells and leases with the Stare of Indiana or any other federal or administrative agency and shall save and hold harmless and indemnify the Assignor from any and all liabilities related hereto for said operations on said leaseholds.

The Assignment shall be effective this 26th day of June, 2017 not withstanding the date of this assignment.

The terms and provisions of this Assignment shall be deemed to be covenants running with the land and leases herein assigned, and shall be binding upon and inure to the benefit to the parties hereto, their respective legal representatives, successors and assigns.

This Assignment is executed this 26 day of June, 2017.

Greenleaf Energy, Inc.,
Brian Knight - President

SUBSCRIBED AND SWORN to

Before me this 26 day
of June, 2017.

Notary Public

OFFICIAL SEAL
LISA A MARTIN
NOTARY PUBLIC - STATE OF ILLINOIS
MY COMMISSION EXPIRES:06/30/18

EXHIBIT A

201200001866
Filed for Record in
GIBSON COUNTY, INDIANA
DEBBIE S WETHINGTON, RECORDER
04-12-2012 At 11:41:55 am.
OG LEASE 23.00
Instrument PG 1 OF 6
201200001866

Oil and Gas Lease
(Paid Up)

This agreement made and entered into this 12 day of April, 2012 by and between Oscar and Margret Ross, William I. and Rosanna Ross, Ross & Company, Inc. and the Woosley Family Trust

Whose address is 7846 East SR 64, Francisco, IN 47648

(Phone No.812-182-3723) Taxpayer I.D. No. N/A / N/A), hereinafter called "Lessor", whether one or more, and Adena Recourses LLC (hereinafter called "Lessee"), whose address is 7253 Jethve Lane, Cincinnati, Ohio 45243.

1. Witnesseth, Lessor for in consideration of $1.00 AND OTHER CONSIDERATION, the receipt of which is hereby acknowledged, and in consideration of the covenants and agreements herein contained, does grant and lease exclusively unto lessee the lands (hereinafter called the "Premises") described below for the purposes of: exploring, drilling, producing, removing, and marketing all gas, oil and/or their constituents from all geologic formations under the Premises, installing, operating and maintaining transmission lines, compression and related equipment for the transportation of oil, gas their related by products and electricity to and from the Premises and other lands, installing and maintaining, tanks, roads, meters, equipment and related facilities thereon, together with the right to enter upon and use as much of the premises as is necessary to perform the aforesaid purpose: the premises being all of that land located in the Columbia 2 South township section/lot No.21 in Range 9 West Gibson County, Indiana and bounded primarily as follows:

   On the North by the lands of Black Beauty Coal Instrument PG 4 OF 10
   On the East by the land of Boyle 201200002027
   On the South by the land of SR 64
   On The West be the land of Craig
   Containing 176.3 acres more or less.

2. Subject to the other provisions herein contained, this lease shall remain in force for a term of one year (primary term) and so much longer thereafter as oil, gas and/or their constituents are produced or are capable of being produced of oil or gas in paying quantities (extended term), in the judgment of Lessee, from the Premises. Completion of a well on the Premises unproductive of oil or gas in paying quantities shall extend the primary term set forth for a one year period. A well shall be deemed to have commenced when preparation for drilling have begun.

3. Lessee agrees to pay Lessor as royalty, within thirty days of Lessee's receipt of payment from oil purchaser, one-eighth (1/8th) of the oil produce and marketed from the Premises at the wellhead field market price per barrel and to pay Lessor as royalty within 30 days of receipt of payment from gas purchaser, one-eighth (1/8th) of the gas produced and marketed from the Premises, at the wellhead field market price per 1,000 cubic feet (MCP). This Lease shall become null and void for failure to pay rentals, royalties or other sums due for any period; provided, however, that prior to any such termination, Lessor shall give Lessee written notice by certified mail of Lessor's failure to receive and such payment and Lessee may, at its option, reinstate this lease by making the payment due within fifteen days receipt of said notice by Lessee. In the event such payment is made to Lessor, this Lease shall continue in full force and effect.

201200001866
K & M OIL COMPANY INC
9 CRYSTAL LAKE RD STE 250
LAKE IN THE HILLS IL 60156

4. All Payment due Lessor under this Lease shall be made payable to: Ross and Company, Inc, the Woosley Family Trust, William I. and Rosanna Ross, and Oscar and Margret Ross

5. Lessee shall pay for all crops damaged by Lessee outside the normal area of operation and repair all drain tile, roads and fences damaged by Lessee. Lessee shall have the right to locate wells, roads, pipeline, tanks, meters and related equipment in those areas on the Premises deemed most suitable by Leasee to maximize oil and gas production provided, however, that the location thereof complies with all the Rules and Regulations of the State of Indiana. Lessee shall bury all permanent pipelines below plow depth.

6. The Lessor may lay a pipeline to any one well located on the Lessor's property and take gas produced from said well for domestic use in one dwelling house on the leased Premises, at Lessor's own risk, subject to the use and the right of abandonment of the well by the lessee. The first two hundred thousand cubic feet of gas taken each year shall be free of cost, but all gas in excess of two hundred thousand cubic feet of gas taken in each year shall be paid for at the prevailing wellhead field market price. Lessee may deduct payment for such excess gas from any rentals or royalties accruing to the Lessor hereunder. Lessor is to furnish, construct and maintain the pipeline, regulators, house meter, drip, valves, and other necessary equipment at Lessor's expense. This privilege is upon the condition that the Lessor shall sign and be bound by the rules and regulation of the Lessee relating to the use of free gas, and shall maintain said pipeline, regulators and equipment in good repair and free of all gas leaks and operate the same so as not to cause waste or unnecessary leaks of gas.

7. Lessor hereby grants the Lessee the right to unitize any part of any geologic formation there under with other lands to form an oil or gas development unit for the purpose of drilling a well thereon; but, Lessee shall in no event be required to drill more than one well on such unit. Any well drilled on said unit be demeaned to be located on the Premises within the meaning and for the purpose of this Lease, however, Lessor may take gas from a unit well only if said well is located on land actually owned by Lessor. Lessor agrees to accept that proportion of one-eight ($1/8^{th}$) royalty which Lessor's acreage in the development unit bears to the total number of acres of acres therein.

8. If any well capable of producing oil and gas, whether or not in paying quantities, located on said land, or on lands pooled or unitized with all parts of said land, is at any time shut in and production there from is not sold or used off the premises, such shut in well shall be considered a well producing oil and/or gas and this lease will continue in force while such well is shut in, not understanding expiration of the primary term. If all wells on said land, or lands pooled or unitized with all or part of said land, are shut in, then within 60 days after expiration of each period of one year in length during which all such wells are shut in, Lessee shall be obligated to pay or tender, as royalty, to Lessor, or Lessor's successor, shut in royalties of the sum of $1.00 multiplied by the number of acres subject to this Lease; provided however, that if production from a well or wells located on said land or on lands pooled or unitized therewith is sold or used off the premises before the end of any such period, or if at any such annual period this lease is being maintained to force and effect other than solely by reason of the shut in well(s), Lessee shall not be obligated to pay or tender said sum of money for the period.

9. The consideration, royalties, rentals and other sums paid, as herein provided, are and will be accepted by Lessor as adequate and full consideration for all rights herein granted to Lessee

including the further rights of drilling or not drilling on the Premises. If the Premises are owned by two or more parties, or the ownership of any interest therein shall be transferred by sale, operation of law or otherwise, the premises nevertheless may be held, developed and operated as an entirety, and the royalties, rental and other sums payable hereunder shall be paid to each owner in the proportion that the share owned by each such owner bears to the entire acreage of the Premises. No change of ownership in the Premises or in the royalties and rentals payable shall be binding on the Lessee until written notice is given to Lessee together with the original instrument of conveyance or a certified copy thereof.

10. Lessor shall notify Lessee by certified mail of any failure by Lessee to comply with any provisions of this lease, whereupon Lessee shall have thirty days to correct or begin to correct the same. Any claim for damaged by Lessor must be made within ninety days of its occurrence and liability for such shall not exceed market value as determined by a bona fide appraisal. Lessee may at any time surrender this lease in whole or in part. Unless the release instrument expressly provides to the contrary, upon the surrender, termination or expiration of this lease. Lessee shall nonetheless maintain all rights to then existing pipeline. In the event Lessee is unable to perform any act or acts permitted under this Lease by reason of force majeure, including and without limitation, acts of God, strikes, governmental restriction or other occurrences beyond Lessee's reasonable control, such as utility company shut-ins, this Lease shall nevertheless remain in full force and effect, without liability for damages for non- compliance, until Lessee can perform said act or acts.

11. All covenants by and agreement of the parties hereto shall extend to their heirs, personal representative, successors and assigns and the Lessor herby warrants title to the Premises. Lessor agrees to execute any document required to obtain necessary permits and clear title to said Premises it is mutually agreed that this instrument contains and expresses all of the agreements and understanding of the parties with respect to the subject meter hereof, and implied convent, agreement or obligation shall be read into the agreement or imposed upon the parties by either of them.

IN WITNESS WHEREOF, the panties have signed this Oil and Gas Lease as if the date first written above. Signed and acknowledged in the presence of.

LESSOR:
OSCAR ROSS

Oscar Ross
By: Oscar Ross

STATE OF INDIANA/ COUNTY OF GIBSON

Before me, a Notary Public in aforesaid County and State personally appeared the above-named OSCAR ROSS who acknowledged to me that they did execate the foregoing intrument and that the same is the free act and deed of OSCAR ROSS.
In testimony whereof, I have hereunto set my hand and affixed my offical seal in Gibson County This 12th day of April, 2012.

Kimberly A. Lewis
Kimberly A. Lewis, I reside in Gibson Co. Indiana
Notary Public
my commission expires 2-21-2016

LESSOR:
MARGRET ROSS

Margaret Ross
By: Margret Ross

STATE OF INDIANA/ COUNTY OF GIBSON

Before me, a Notary Public in aforesaid County and State personally appeared the above-named MARGRET ROSS who acknowledged to me that they did execate the foregoing intrument and that the same is the free act and deed of MARGRET ROSS.
In testimony whereof, I have hereunto set my hand and affixed my offical seal in Gibson County This 12th day of April, 20 12.

Kimberly A. Lewis
Kimberly A. Lewis, I reside in Gibson Co, Indiana
Notary Public
My commission expires 2-21-2016

LESSOR:
WILLIAM I. ROSS

William I Ross
By: William I. Ross

STATE OF INDIANA/ COUNTY OF GIBSON

Before me, a Notary Public in aforesaid County and State personally appeared the above-named WILLIAM I. ROSS who acknowledged to me that they did execate the foregoing intrument and that the same is the free act and deed of WILLIAM I. ROSS.
In testimony whereof, I have hereunto set my hand and affixed my offical seal in Gibson County This 12th day of April, 20 12.

Kimberly A. Lewis
Kimberly A. Lewis, I reside in Gibson Co. Indiana
Notary Public
my commission expires 2-21-2016

LESSOR:
ROSANNA ROSS

Rosanna Ross
By: Rosanna Ross

STATE OF INDIANA/ COUNTY OF GIBSON

Before me, a Notary Public in aforesaid County and State personally appeared the above-named ROSANNA ROSS who acknowledged to me that they did execate the foregoing intrument and that the same is the free act and deed of ROSANNA ROSS.
In testimony whereof, I have hereunto set my hand and affixed my offical seal in Gibson County This 12th day of April, 2012.

Kimberly A. Lewis
Kimberly A. Lewis, I reside in Gibson Co. Indiana
Notary Public
My commission expires 2-21-2016

LESSOR:
ROSS & COMPANY, INC.

Oscar Ross
By: Oscar Ross
Its: President

STATE OF INDIANA/COUNTY OF GIBSON

Before me, a Notary Public in aforesaid County and State, personally appeared OSCAR ROSS, The President of ROSS & COMPANY, INC, who attested to me that he was the President of ROSS & COMPANY, INC, and acknowleged to me that he did execute the forgoing instrument for and behalf of said company.
In testimony whereof, I have hereunto set my hand and affixed my offical seal in Gibson County This 12th day of April, 2012.

Kimberly A. Lewis
Kimberly A. Lewis, I reside in Gibson Co. Indiana
Notary Public
My commission expires 2-21-2016

LESSOR:

THE WOOSLEY FAMILY TRUST	THE WOOSLEY FAMILY TRUST
Albert R. Woosley	Shirley J. Woosley
By: Albert R. Woosley	By: Shirley J. Woosley
Its: Trustee	Its: Trustee

STATE OF INDIANA/COUNTY OF GIBSON

Before me, a Notary Public in aforesaid County and State, personally appeared ALBERT R. WOOSLEY and SHIRLEY J. WOOSLEY, the Trustees of THE WOOSLEY FAMILY TRUST, who attested to me that they were the Trustees of THE WOOSLEY FAMILY TRUST, and acknowleged to me that they did execute the forgoing instrument for and behalf of said entity.
In testimony whereof, I have hereunto set my hand and affixed my offical seal in Gibson

County This 12th day of April, 2012.

Kimberly A. Lewis
Kimberly A. Lewis, I reside in Gibson Co, Indiana
Notary Public
My commission expires 2-21-2016

LESSEE:
ADENA RESOURCES LLC

CRK
By: Randy Bishop
Its: Member-Manager

STATE OF OHIO/COUNTY OF HAMILTON

Before me, a Notary Public in aforesaid County and State personally appeared RANDY BISHOP, The Member-Manager of ADENA RESOURCES LLC, who attested to me that he was the Member-Manager of ADENA RESOURCES LLC, and acknowleged to me that he did execute the forgoing instrument for and behalf of said company.
In testimony whereof, I have hereunto set my hand and affixed my offical seal in Cincinnati Ohio This 3rd day of April, 2012.

Kathleen F. Winkler
Notary Public

KATHLEEN F. WINKLER
Notary Public, State of Ohio
Commission Expires June 17, 2016

I, Michael Loprieno, affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law.

THIS INSTRUMENT PREPARED
BY: Michael Loprieno